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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. 18 )*



                                  Jaclyn, Inc.
           ---------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
           ---------------------------------------------------------
                         (Title of Class of Securities)

                                   469772 10 7
                         ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)
                                Page 1 of 3 pages

                                       13G
------------------------                                       -----------------
CUSIP No.    469772 10 7                                       Page 2 of 3 Pages
------------------------                                       -----------------

================================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bonnie Sue Levy
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

--------------------------------------------------------------------------------
3        SEC USE ONLY



--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER

                                             0

                              --------------------------------------------------
           NUMBER OF                6        SHARED VOTING POWER
            SHARES
         BENEFICIALLY                        0
           OWNED BY
             EACH             --------------------------------------------------
           REPORTING                7        SOLE DISPOSITIVE POWER
            PERSON
             WITH                            220,626

                              --------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER

                                             0

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         220,626

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [_]


--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         8.2%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

SEC 1745 (2-95)
                                Page 2 of 3 pages

                                       13G
------------------------                                       -----------------
CUSIP No.    469772 10 7                                       Page 3 of 3 Pages
------------------------                                       -----------------

         Except as to Item 4, no change has occurred with respect to the answer to any items of this Schedule from the information last reported in respect of such item.

Item 4.  Ownership.  As of December 31, 1996:

         (a)      Amount beneficially owned:

         220,626 shares of Common Stock. This amount includes 4,322 shares allocated to Mrs. Levy's account under the Jaclyn, Inc. Employee Stock Ownership Plan and 12,500 shares which Mrs. Levy may acquire purusant to presently exercisable stock options.

         (b)      Percent of Class: 8.2%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or direct the vote: none

                  (ii)     shared power to vote or direct the vote: none

                  (iii)    sole power to dispose or direct the  disposition  of:
                           220,626

                  (iv)     shared power to dispose or direct the disposition of:
                           none


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 13, 1997
                                            ------------------------------------
                                                            Date

                                                     /s/ Bonnie Sue Levy
                                            ------------------------------------
                                                          Signature

                                               Bonnie Sue Levy, Vice President
                                            ------------------------------------
                                                         Name/Title


SEC 1745 (2-95)
                                Page 3 of 3 pages